Exhibit 2.1

CERTIFICATE OF MERGER

OF

BUFFALO MERGER SUB INC.

WITH AND INTO

TRANSMONTAIGNE INC.

(Under Section 251 of the General
Corporation Law of the State of Delaware)

TransMontaigne Inc., a Delaware corporation, hereby certifies that:

1.             The name and state of incorporation of each of the constituent corporations are as follows:

(a)           Buffalo Merger Sub Inc., a Delaware corporation (“Merger Co”); and

(b)           TransMontaigne Inc., a Delaware corporation (the “Company”).

2.             The Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of June 22, 2006, by and among the Company, Morgan Stanley Capital Group Inc., and Merger Co, setting forth the terms and conditions of the merger of Merger Co with and into the Company, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

3.             The name of the surviving corporation is TransMontaigne Inc. (the “Surviving Corporation”).

4.             At the effective time of the merger herein certified, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the merger shall be amended so as to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the Restated Certificate of Incorporation of the Surviving Corporation.

5.             The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation located at 1670 Broadway, Suite 3100, Denver, Colorado 80202.

6.             A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, TransMontaigne Inc. has caused this certificate to be signed as of this 1st day of September, 2006.

TRANSMONTAIGNE INC.

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Office:	Executive Vice President, Chief
Financial Officer and Chief Accounting Officer

2

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TRANSMONTAIGNE INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

TRANSMONTAIGNE INC.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.       The Corporation shall be authorized to issue 152,000,000 shares of capital stock, of which 150,000,000 shares shall be shares of Common Stock, $0.01 par value

(“Common Stock”) and 2,000,000 shares shall be preferred stock, $0.01 par value (“Preferred Stock”).

Section 2.       Except for and subject to those powers, preferences and rights, if any, expressly granted to the holders of the Preferred Stock, or as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

Section 3.       The board of directors of the corporation is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock as a class or in series, and, by filing a certificate of designations, pursuant to the Delaware General Corporation Law, setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of the class or of each such series and the qualifications, limitations, and restrictions thereof.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

Section 1.       Elimination of Certain Liability of Directors.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2.       Indemnification and Insurance.

(a)   Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.  The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)   Right of Claimant to Bring Suit.  If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)   Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d)   Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.